JOHN HANCOCK FUNDS III

AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

APPENDIX A

Series
John Hancock Classic Value Mega Cap Fund
John Hancock Core High Yield Fund
John Hancock Disciplined Value Fund
John Hancock Global Shareholder Yield Fund
John Hancock Growth Opportunities Fund
John Hancock International Allocation Portfolio
John Hancock International Core Fund
John Hancock International Growth Fund
John Hancock Leveraged Companies Fund
John Hancock Rainier Growth Fund
John Hancock Small Cap Opportunities Fund
John Hancock Small Company Fund
John Hancock U.S. Core Fund
John Hancock Value Opportunities Fund

Amended:       September 9, 2008; March 10, 2009, December 8, 2009.